Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed combined statement of operations of Advanced Medical Optics, Inc. (“AMO,” “we”, “us” or “our”) for the year ended December 31, 2005, are presented to illustrate the estimated effects of the acquisition of VISX, Incorporated (“VISX”) in May 2005 and the related financing on our historical results of operations. We have derived our historical consolidated financial data for the year ended December 31, 2005 from our audited consolidated financial statements. We have derived VISX’s historical consolidated financial data for the period from January 1, 2005 through March 31, 2005 and the period from April 1, 2005 through May 27, 2005 from VISX’s unaudited condensed consolidated financial statements.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 assumes that the acquisition took place on January 1, 2005. The information presented in the unaudited pro forma condensed combined statement of operations does not purport to represent what our results of operations would have been had the acquisition occurred as of the date indicated, nor is it indicative of our future results of operations for any period. In addition, AMO and VISX may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the VISX merger.

The unaudited pro forma condensed combined statement of operations should be read in conjunction with the accompanying notes and assumptions and the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by us and VISX with the SEC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

OF ADVANCED MEDICAL OPTICS, INC.

FOR THE YEAR ENDED DECEMBER 31, 2005

	Historical AMO	Historical VISX(7)	Historical VISX (8)	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share amounts)
Net sales	$920,673	$51,339	$28,830	$—		$1,000,842
Cost of sales	353,325	12,539	7,093	—		372,957

Gross profit	567,348	38,800	21,737	—		627,885
Selling, general and administrative	396,599	10,510	19,021	11,742	(1)	437,872
Research and development	552,396	5,172	3,759	(488,500	)(2)	72,827
Business repositioning	29,680	—	—	—		29,680

Operating income (loss)	(411,327)	23,118	(1,043)	476,758		87,506
Non-operating expense (income):
Interest expense	29,332	—	—	2,748	(3)	32,080
Unrealized gain on derivative instruments	(2,563)	—	—	—		(2,563)
Other, net	2,201	(890)	(47)	—		1,264

Earnings (loss) before income taxes	(440,297)	24,008	(996)	474,010		56,725
Provision for income taxes	12,900	9,329	4,294	(7,175	)(4)	19,348

Net earnings (loss)	$(453,197)	$14,679	$(5,290)	$481,185		$37,377

Net earnings (loss) per share:
Basic	$(8.28)					$0.57
Diluted	$(8.28)					$0.54
Weighted average number of shares outstanding:
Basic	54,764					65,955	(5)
Diluted	54,764					69,275	(6)

See accompanying notes to unaudited pro forma condensed combined statement of operations.

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations

(1)	Reflects amortization of the fair value of the intangible assets acquired in the VISX merger.

(2)	Reflects the adjustment to decrease research and development expense by the $488.5 million in-process research and development charge resulting from the application of purchase accounting to the VISX merger.

(3)	Reflects an increase of interest expense and amortization of debt issuance cost related to additional borrowings incurred to fund the cash portion of the VISX acquisition and related costs and amortization of deferred financing costs ($0.1 million per annum). The pro forma interest expense arising from the additional borrowings has been computed based upon $200.0 million aggregate borrowings and an average interest rate of 5.63% assumed to be borrowed at the beginning of the year and repaid upon close of the acquisition. The unaudited pro forma information also reflects a $2.0 million decrease of interest expense related to the amortization and write-off of debt issuance costs.

(4)	Reflects the pro forma tax effect of the above adjustments to yield an estimated combined effective tax rate of 34% for the year ended December 31, 2005. The effective tax rate of 34% includes the impact of a $5.7 million tax benefit from the repatriation of foreign earnings. In addition, no tax benefits were recognized for the impact of $11.0 million of pre-tax acquisition charges incurred by VISX and a $8.6 million pre-tax charge associated with the termination of a distribution agreement in India that we had with our former parent.

(5)	The unaudited pro forma combined information reflects the issuance of 27.8 million shares of our common stock to VISX shareholders less the 16.6 million weighted average shares related to the VISX merger included in AMO historical weighted average shares outstanding.

(6)	The unaudited pro forma combined information reflects the issuance of 27.8 million shares of our common stock to VISX shareholders less the 16.6 million weighted average shares related to the VISX merger included in AMO historical weighted average shares outstanding, and the net aggregate dilutive effect of approximately 3.3 million AMO stock options and awards and VISX stock options exchanged for AMO options.

(7)	Unaudited condensed consolidated results of operations of VISX for the three months ended March 31, 2005

(8)	Unaudited condensed consolidated results of operations of VISX for the period April 1, 2005 through May 27, 2005 (effective date of the merger).